Exhibit 10.2

AMENDMENT OF THE AMERICAN NATIONAL INSURANCE COMPANY

NONQUALIFIED RETIREMENT PLAN FOR CERTAIN SALARIED EMPLOYEES

(Restated Effective December 31, 2007)

WHEREAS, American National Insurance Company (the “Company”) maintains the American National Insurance Company Nonqualified Retirement Plan for Certain Salaried Employees (the “Plan”) for the benefit of its eligible employees; and

WHEREAS, the Board of Directors of the Company has determined that the Plan should be frozen effective December 31, 2013;

NOW, THEREFORE, the Plan shall be, and hereby is, amended as follows effective December 31, 2013:

1. Section 4.1 here is hereby deleted in its entirety and replaced with the following.

4.1(a) Subject to the requirements of this Section 4.1, if the benefit payable to a Participant, his surviving spouse, or other Beneficiary under the Retirement Plan would be less than the amount computed under the provisions of Article V of the Retirement Plan because of the application of the provisions of Internal Revenue Code sections 401(a)(17) which limits the annual compensation of each employee taken into account under the Retirement Plan and 415 which limits the maximum benefits of each employee taken into account under the Retirement Plan, the Participant, his surviving spouse, or other Beneficiary shall be paid under this Plan, a benefit equal to the difference between (i) and (ii) where (i) is the sum of the vested accrued benefit payable under the Retirement Plan, and (ii) is the vested accrued benefit that would have been accrued and payable under the Retirement Plan if the limitations of Internal Revenue Code sections 401(a)(17) and 415 had not applied (subject to the adjustments indicated in this Article IV).

(b) Subject to the adjustment provided in this paragraph (b), the amount payable under paragraph (a) shall be computed as of December 31, 2013. Such benefit shall be frozen at that date. This freezing of benefits shall apply to any increase in such benefit that would otherwise occur as a result of the provisions of Sections 4.2 or 4.3 hereof. Provided, however, that if an Employee has been designated by the Board of Directors of the Company to be an Eligible Employee under this Plan but is not fully vested in the Retirement Plan as of December 31, 2013, such Employee shall accrue a benefit under this Plan at the time he becomes fully vested in the Retirement Plan.

2. The following Section 7.3 is hereby added to the Plan

7.3 The Plan is hereby frozen effective December 31, 2013 and no further benefits shall accrue after that date except as provided in Section 4.1(b) above.

IN WITNESS WHEREOF, the Company has adopted this Amendment this 31st day of October, 2013.

AMERICAN NATIONAL INSURANCE COMPANY

By:
Title: